Exhibit 32.1

Certification of Chief Executive Officer Under Section 906 of the Sarbanes-Oxley Act of 2002

The undersigned officer of The First Bancorp, Inc. (the "Company") hereby certifies that the Company's quarterly report on Form 10-Q for the period ended September 30, 2008 to which this certification is being furnished as an exhibit (the "Report"), as filed with the Securities and Exchange Commission on the date hereof, fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company. This certification is provided pursuant to 18 U.S.C. Section 1350 and Item 601(b)(32) of Regulation S-K ("Item 601(b)(32)") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act. In accordance with clause (ii) of Item 601(b)(32), this certification (A) shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and (B) shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

Date: November 6, 2008

/s/ Daniel R. Daigneault

Daniel R. Daigneault

President & Chief Executive Officer

The First Bancorp, Inc.